MULTIPLE CLASS PLAN
OF
HATTERAS ALPHA HEDGED STRATEGIES FUND
HATTERAS LONG / SHORT EQUITY FUND
HATTERAS LONG / SHORT DEBT FUND
HATTERAS HEDGED STRATEGIES FUND
HATTERAS MANAGED FUTURES STRATEGIES FUND
HATTERAS MARKET NEUTRAL FUND
HATTERAS DISCIPLINED OPPORTUNITY FUND

EACH A SERIES OF
HATTERAS ALTERNATIVE MUTUAL FUNDS TRUST

     This Multiple Class Plan (this "Plan") dated as of July 18, 2006 and amended and restated as of June 30, 2015, is required by Securities and Exchange Commission (the "SEC") Rule 18f-3 promulgated under the Investment Company Act of 1940, as amended (the "1940 Act").

     This Plan shall govern the terms and conditions under which Hatteras Alternative Mutual Funds Trust (the "Trust") may issue separate Classes of shares (each a "Class" and collectively, the "Classes") representing interests in the Hatteras Alpha Hedged Strategies Fund (“Alpha”), Hatteras Long / Short Equity Fund (“L/S Equity”), Hatteras Long / Short Debt Fund (“L/S Debt”), Hatteras Hedged Strategies Fund (“Hedged Strategies”), Hatteras Managed Futures Strategies Fund (“Managed Futures”), Hatteras Market Neutral Fund (“Market Neutral”) and Hatteras Disciplined Opportunity Fund (“Disciplined”), each a series of the Trust (each, a "Fund" and collectively, the "Funds"). To the extent that a subject matter herein is covered by the Trust's Agreement and Declaration of Trust or Bylaws, the Agreement and Declaration of Trust and Bylaws will control in the event of any inconsistencies with the descriptions herein.

     SECTION 1. RIGHTS AND OBLIGATIONS. Except as set forth herein, all Classes of shares issued by a Fund shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions. The only differences among the various Classes of shares relate solely to the following: (a) each Class may be subject to different Class expenses and sales charges as discussed under Section 3 of this Plan; (b) each Class may bear a different identifying designation; (c) each Class has exclusive voting rights with respect to matters solely affecting such Class (except as set forth in Section 6 below); (d) each Class may have different redemption or exchange fees and exchange privileges; and (e) each Class may provide for the automatic conversion of that Class into another Class.

     SECTION 2. CLASSES OF SHARES AND DESIGNATION THEREOF. Each Fund may offer any or all of the following Classes of shares:

     (A) NO LOAD SHARES. “No Load Shares” will be offered at their net asset value without any sales charges.  No Load shares are subject to an Operating Services Fee of 1.59% for Alpha.  No Load Shares may only be purchased through a financial intermediary and are primarily intended for qualified registered investment advisers who buy through a broker-dealer or service agent who has entered into an agreement with the Funds’ distributor or for investment plans such as “wrap accounts" which have entered into an agreement with the Funds’ distributor.  No Load Shares are subject to a Shareholder Servicing Fee of 0.25% of average daily net assets.

(B) CLASS A SHARES.  “Class A Shares” will be offered at their net asset value with an initial sales charge, unless a reduction or waiver of the sales charge applies as set forth in the prospectus for the Funds.  Class A shares are subject to a Rule 12b-1 distribution fee, and will not be subject to an ongoing shareholder servicing fee.  Class A shares are also subject to an Operating Services Fee of 1.59%, 0.84%, 0.84%, 0.84% and 0.99% for Alpha, L/S Equity, L/S Debt, Managed Futures and Market Neutral, respectively.  Purchases of Class A shares of $1 million or more held for less than 18 months may be subject to a contingent deferred sales charge (CDSC) at the following rate: 1.00% on purchases between $1 million and $3 million, 0.50% on amounts over $3 million but less than $5 million, and 0.25% on amounts over $5 million..

(C) CLASS C SHARES. "Class C Shares" will be offered at their net asset value with no initial sales charge.  Class C Shares will be subject to a Rule 12b-1 distribution fee, and will not be subject to an ongoing shareholder servicing fee. Class C Shares are subject to a 1.00% CDSC if such shares are redeemed within 12 months of purchase.  Class C shares are also subject to an Operating Services Fee of 1.59%, 0.84% and 0.99% for Alpha, L/S Debt and Market Neutral, respectively.

(D) INSTITUTIONAL CLASS.  “Institutional Class Shares” will be offered at their net asset value without any sales charges.  Institutional Class Shares may only be purchased through a financial intermediary and are primarily intended for qualified registered investment advisers who buy through a broker-dealer or service agent who has entered into an agreement with the Funds’ distributor or for investment plans such as “wrap accounts” which have entered into an agreement with the Funds’ distributor.  Institutional Class Shares are subject to an Operating Services Fee of 0.59% for L/S Equity, L/S Debt and Managed Futures, 0.84% for Alpha and 0.74% for Market Neutral.

(E) INSTITUTIONAL CLASS (Hedged Strategies). “Institutional Class Shares (Hedged Strategies)” will be offered at their net asset value without any sales charges.  A minimum investment of $150 million is required to purchase Institutional Class Shares (Hedged Strategies).  Institutional Class Shares (Hedged Strategies) will generally be offered only to institutional investors such as pension and profit sharing plans, employee benefit trusts, endowments, foundations and corporations, as well as registered investment advisors with at least $150 million of client assets to invest in the Fund.  Institutional Class Shares (Hedged Strategies) are subject to an Operating Services Fee of 0.10%.

(F) CLASS H. “Class H Shares” will be offered at their net asset value without any sales charges.  Class H Shares will generally be offered only to other mutual funds for which Hatteras Funds, LLC serves as investment adviser (the “Advisor”), employees of the Advisor and Trustees of the Trust.  Class H Shares are subject to an Operating Services Fee of 0.25%.

     SECTION 3. ALLOCATION OF EXPENSES.

     (A) CLASS EXPENSES. Each Class of shares may be subject to different Class expenses consisting of: (1) front-end sales charges or CDSCs (if applicable to a particular Class); (2) Rule 12b-1 plan distribution fees and shareholder servicing fees, if applicable to a particular Class; (3) transfer agency and other recordkeeping costs to the extent allocated to a particular Class; (4) SEC and blue sky registration fees incurred separately by a particular Class; (5) litigation or other legal expenses relating solely to a particular Class; (6) printing and postage expenses related to the preparation and distribution of Class specific materials such as shareholder reports, prospectuses and proxies to shareholders of a particular Class; (7) expenses of administrative personnel and services as required to support the shareholders of a particular Class; (8) audit or accounting fees or expenses relating solely to a particular Class; (9) trustee fees and expenses incurred as a result of issues relating solely to a particular Class and (10) any other expenses subsequently identified that should be properly allocated to a particular Class, which shall be approved by the Board of Trustees (collectively, "Class Expenses").

     (B) OTHER EXPENSES. Except for the Class Expenses discussed above (which will be allocated to the appropriate Class), all expenses incurred by each Fund will be allocated to all Classes of shares on the basis of the net asset value of each Class to the net asset value of the Trust or the Fund, as the case may be. Excess expenses created by the imposition of an operating expense limit on one or more Classes shall be considered general Fund expenses.

     (C) WAIVERS AND REIMBURSEMENTS OF EXPENSES. The Manager and any provider of services to the Funds may waive or reimburse the expenses of a particular Class or Classes; provided, however, that such waiver shall not result in cross-subsidization between Classes.

     SECTION 4. ALLOCATION OF INCOME. The Funds will allocate income and realized and unrealized capital gains and losses based on the relative net assets of each Class of shares.

     SECTION 5. EXCHANGE PRIVILEGES. Shareholders may exchange their shares for the same class of shares offered by any other Fund in the Trust.  For example, No Load Shares of a Fund may be exchanged for No Load Shares of any other Fund in the Trust, Class A Shares of a Fund may be exchanged for Class A Shares of any other Fund in the Trust, Class C Shares of a Fund may be exchanged for Class C shares of any other Fund in the Trust and Institutional Class Shares of a Fund may be exchanged for Institutional Class Shares of any other Fund in the Trust.  Exercising the exchange privilege consists of two transactions: a sale of shares of a Fund and the purchase of shares in another.  Exchanges may have certain tax consequences and you could realize short- or long-term capital gains or losses.  Exchanges are generally made only between identically registered accounts unless written instructions with a signature guarantee requesting otherwise are provided.  Exchanges must be requested prior to market close to obtain that day’s net asset value per share.  Exchange requests received after the close of the NYSE will be treated as though received on the next business day.  The Fund reserves the right to terminate or modify the exchange privileges of Fund shareholders in the future.

     SECTION 6. CONVERSIONS. Currently, no Class of shares will automatically convert into shares of another Class. Any future implementation of a conversion feature is subject to the continuing availability of a ruling or regulations of the Internal Revenue Service ("IRS"), or of an opinion of counsel or tax adviser, stating that the conversion of one Class of shares to another does not constitute a taxable event under federal income tax law. The conversion feature may be suspended if such a ruling, regulation or opinion is not available.

     SECTION 7. EFFECTIVE WHEN APPROVED. This Plan shall not take effect until a majority of the trustees of the Trust, including a majority of the trustees who are not interested persons of the Trusts, find that the Plan, as proposed and including the expense allocations, is in the best interests of each Class individually and the Trust as a whole.

     SECTION 8. AMENDMENTS. This Plan may not be amended to materially change the provisions of this Plan unless such amendment is approved in the manner specified in Section 7 above.